CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Security Capital Bancorp:

We consent to the incorporation by reference in the Registration Statements of Security Capital Bancorp on Form S-8 (No. 33-53856) and on Form S-3
(No. 33-44392) of our report dated January 28, 1994, relating to the consolidated balance sheets of Security Capital Bancorp and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1993, which report appears in the December 31, 1993 Annual Report to Stockholders and is incorporated by reference in the Form 10-K of Security Capital Bancorp.

                                                     KPMG Peat Marwick

Charlotte, North Carolina
March 28, 1994